Exhibit 99.1

NEWS RELEASE

May 1, 2026	Contact: Karen Wishart, EVP and CAO

FOR IMMEDIATE RELEASE	(301) 429-4638
Silver Spring, MD

URBAN ONE ANNOUNCES AGREEMENTS TO ACQUIRE
DALLAS RADIO STATIONS
KKDA AND KRNB AND TO SELL KZMJ

Urban One has entered into an agreement to acquire Service Broadcasting Group, LLC , including its flagship radio stations KKDA and KRNB. Urban One has also agreed to sell radio station KZMJ to Fuzion Dallas, LLC. Both transactions are subject to regulatory approval by the Federal Communications Commission (FCC) and other customary closing conditions. The acquisition marks a significant expansion of Urban One’s reach in the Dallas community and reinforces the company’s commitment to providing high-quality, local content to the market. The acquisition will elevate influential urban voices and allow them to operate from a more powerful and expansive platform.

“This transaction is accretive and advances our consolidation strategy by scaling our presence in high-growth regions where our target audience is most concentrated,” said Alfred C. Liggins, III, President and Chief Executive Officer of Urban One. “By bringing these stations into our portfolio, we aren't just growing our footprint; we are elevating our ability to serve our audience and our advertising partners with unmatched scale and local expertise.”

The acquisition is designed to offer a more comprehensive solution for local businesses, providing them with a broader reach and deeper community engagement. Listeners can expect the same high standards of programming and community-focused broadcasting they have come to associate with Urban One and the Radio One brand, now amplified across two of the region’s most prominent frequencies.

“Our people are the heart of our success,” added Doug Abernathy, Regional Vice President of Urban One “By aligning our best-in-class team with these new platforms, we are securing the future of local radio in Dallas and ensuring we remain the primary source for news, entertainment, and connection for the communities we serve.”

About Urban One, Inc.
Urban One Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 30 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform, and inspire a diverse audience of adult Black viewers. As of March 31, 2026, we owned and/or operated 76 independently formatted, revenue producing broadcast stations (including 58 FM or AM stations, 16 HD stations, and the 2 low power television stations we operate), located in 13 of the most populous African-American markets in the United States. Through Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Rickey Smiley Morning Show, and the DL Hughley Show. In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly owned digital platform serving the African American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired and MadameNoire digital platforms and brands. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African American and urban audiences.